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Exhibit 10.28

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24B-2

LETTER AGREEMENT

        THIS LETTER AGREEMENT (this "Agreement") is entered into as of January 9, 2004 (the "Effective Date") by and among FOREST LABORATORIES IRELAND LIMITED, an Irish corporation ("Forest"), having offices at Clonshaugh Industrial Estate, Clonshaugh, Dublin 17, Republic of Ireland, CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Cypress"), having offices at 4350 Executive Drive, Suite 325, San Diego, CA 92121 and PIERRE FABRE MÉDICAMENT, organized under the laws of France ("Pierre Fabre"), having offices at 45, place Abel-Gance, 92654 Boulogne Cedex, France.

RECITALS

        WHEREAS, Cypress and Pierre Fabre have entered into the Third Restated License Agreement as of the date hereof, as may be amended (the "License Agreement"), the First Restated Trademark License Agreement dated as of the date hereof, as may be amended (the "Trademark Agreement"), and the Purchase and Supply Agreement as of the date hereof, as may be amended (the "Supply Agreement"), a copy of each of which has been provided to Forest, pursuant to which Pierre Fabre has granted to Cypress an exclusive license to develop and commercialize Licensed Product (as defined in the License Agreement, except as otherwise noted herein) and Pierre Fabre will supply to Cypress and its sub-licensees, and Cypress and its sub-licensees will purchase from Pierre Fabre, Bulk API (as defined in the Supply Agreement);

        WHEREAS, Forest and Cypress are entering into a License and Collaboration Agreement as of the date hereof, as may be amended, modified or restated from time to time (the "Collaboration Agreement"), pursuant to which, among other things, Cypress is granting to Forest an exclusive sub-license under the rights granted to Cypress by Pierre Fabre under the License Agreement and the Trademark Agreement in the Licensed Territory (as defined in the Collaboration Agreement), all on the terms and conditions set forth in the Collaboration Agreement; and

        WHEREAS, Forest, Cypress and Pierre Fabre are entering into this Agreement in order to govern the relationship among Forest, Cypress and Pierre Fabre under certain provisions of the Supply Agreement, the License Agreement and the Trademark Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     SUPPLY; FORECASTS

        1.1    Supply of Bulk API.    The parties agree that, until Pierre Fabre is otherwise notified in writing by Cypress in connection with a termination of Forest's rights under the Collaboration Agreement, Pierre Fabre will manufacture and supply directly to Forest, and Forest will purchase directly from Pierre Fabre, Bulk API for the Licensed Territory on the terms set forth in the Supply Agreement, including, without limitation, Sections 2.1, 2.2, 6 and 7.4.

        1.2    Forecasts.    Forest will provide directly to Pierre Fabre, with a copy to Cypress, (a) Sales Forecasts (as defined in the License Agreement) for the Licensed Territory on the terms set forth in the License Agreement, and (b) Delivery Forecasts and Purchase Orders (both as defined in the Supply Agreement) for the Licensed Territory on the terms set forth in the Supply Agreement, including, without limitation, Section 4.1; provided that such Sales Forecasts, Delivery Forecasts and Purchase Orders have first been reviewed and agreed to between Cypress and Forest to the extent such Sales Forecasts, Delivery Forecasts and Purchaser Orders impose obligations on Cypress.

        1.3    Independence of Supply Commitment.    Pierre Fabre agrees that the terms and conditions of the Supply Agreement with respect to Delivery Forecasts, Purchase Orders, Pierre Fabre's supply commitment and otherwise shall be determined and applied separately with respect to each of Forest and Cypress (including any other sub-licensee of Cypress under the License Agreement) if and to the extent Cypress (including any other sub-licensee of Cypress under the License Agreement) purchases Bulk API for use in Canada.

2.     SUB-LICENSE RIGHTS

        2.1    Licensed Technology and Trademarks.    Forest may further sub-license the rights in the Licensed Technology (as defined in the License Agreement) and the Trademarks (as defined in the Trademark Agreement) and the rights under the Supply Agreement granted to it by Cypress under the Collaboration Agreement as follows.

          (a)   Forest may grant such a sub-license in the Licensed Territory to Forest Laboratories, Inc., a Delaware corporation ("Forest Parent"), or any of Forest Parent's wholly owned subsidiaries with prior written notice to Pierre Fabre.

          (b)   Should Forest decide to grant such a sub-license in a given country within the Licensed Territory to any person or entity other than to Forest Parent or any of Forest Parent's wholly-owned subsidiaries, then Forest shall provide Pierre Fabre written notice thereof (the "Sub-license Notice") before offering such sub-license to any other person or entity, and hereby grants Pierre Fabre a right of first discussion to take such sub-license, and upon Pierre Fabre's request, shall enter into good faith negotiations with Pierre Fabre to grant such sub-license to Pierre Fabre or any Affiliate (as defined in the License Agreement) of Pierre Fabre in such country. If Pierre Fabre does not notify Forest of its interest in obtaining such a sub-license in the applicable country within 30 days from receipt of the Sub-license Notice, then Forest shall be free to grant such sub-license to any other person or entity in the applicable country, subject to the prior written consent of Pierre Fabre, which shall not be unreasonably withheld or delayed. In the event that Pierre Fabre is interested in obtaining such a sub-license, it shall notify Forest in writing within 30 days after receipt of the Sub-license Notice and the parties shall negotiate in good faith for up to 60 days from the date of the Sub-license Notice (the "Negotiation Period"). If Forest and Pierre Fabre fail to enter into a definitive agreement granting Pierre Fabre such sub-license rights within such 60 day negotiation period despite mutual efforts by Forest and Pierre Fabre to reach agreement, it shall be deemed to constitute rejection by Pierre Fabre of such right and, in such event or if the Negotiation Period expires without Forest and Pierre Fabre entering into a definitive agreement, then Forest shall be free to grant such sub-license rights to any other person or entity in the applicable country, subject to the prior written consent of Pierre Fabre, which shall not be unreasonably withheld or delayed.

3.     PAYMENTS

        3.1    Transfer Price.    Forest will pay directly to Pierre Fabre the Transfer Price (as defined in the Supply Agreement) for all Bulk API purchased under the Supply Agreement with respect to the Licensed Territory in accordance with the terms of Section 5 of the Supply Agreement, except that the obligation of Cypress to make payment to Pierre Fabre under Section 5.1(a)(ii)(2) will apply only to Cypress and not to Forest. Forest will notify Cypress of such payments made by Forest to Pierre Fabre.

        3.2    Royalties.    Forest will pay directly to Pierre Fabre the royalty payments required under Sections 6.4(a), (b) and (c) of the License Agreement and Section 1.10 of the Trademark Agreement with respect to the Licensed Territory in accordance with the respective terms of the License Agreement and the Trademark Agreement; provided that no royalty shall be due from Forest to Pierre Fabre under Section 6.4(a) of the License Agreement by Forest with respect to the SR Formulation Patent, Ref: 09/254 014 included in the Pierre Fabre Patents (as defined in the License Agreement). Forest agrees that it shall notify Cypress of such payments to Pierre Fabre.

        3.3    Payment for Canada.    Pursuant to Sections 3.1 and 5.2 of the License Agreement, and Section 2.5 of the Collaboration Agreement, Pierre Fabre acknowledges that the decision whether or not to develop, register and launch Licensed Product in Canada, and the timing of any such decision, shall be subject to the good faith business judgment of Forest; provided however, if Forest does not exercise its right to extend the Licensed Territory under Section 2.5 of the Collaboration Agreement to include Canada prior to the expiration of [...***...] (i) Forest shall have no further rights with respect to Canada under this Letter Agreement, the Collaboration Agreement or the License Agreement and (ii) Cypress' obligations under Section 5.2 of the License Agreement shall remain in full force and effect. In the event Forest does exercise its right to extend the Licensed Territory under Section 2.5 of the Collaboration Agreement to include Canada and subsequently determines not to launch Licensed Product in Canada, promptly following such determination, (a) Forest shall pay to Pierre Fabre [...***...] (the "Canadian Payment") and (b) Cypress shall pay to Pierre Fabre the [...***...] Promptly following such determination by Forest, Forest will make a good faith calculation of the Canadian Payment and will provide such calculation to Pierre Fabre, with a copy to Cypress. Pierre Fabre will review such calculation and will notify Forest in writing, with a copy to Cypress, within 30 days of the date Forest provided such calculation if Pierre Fabre has any questions regarding, or objects to, the Forest calculation. If Pierre Fabre does not provide such written notice within such 30-day period, Forest shall [...***...] If Pierre Fabre provides such written notice to Forest within such 30-day period, then Forest and Pierre shall negotiate in good faith regarding [...***...] If such negotiation requires that Pierre Fabre [...***...] then Forest and Pierre Fabre shall select one expert with relevant industry experience to review such information in connection with [...***...] provided that, if the parties cannot agree on one expert, then a panel of three experts with relevant industry experience shall be formed for such purpose, with one expert being chosen by Forest, one expert being chosen by Pierre Fabre and one expert being chosen by the two experts chosen by Forest and Pierre Fabre. The expert or the panel of experts, as applicable, must be chosen within 30 days from notice by either Forest or Pierre Fabre regarding the need to appoint such expert or panel of experts. Any such expert or panel of experts shall enter into a confidential disclosure agreement with Forest and Pierre Fabre containing commercially reasonable terms for protection of proprietary information provided by Forest and Pierre Fabre. Pierre Fabre shall provide such expert or panel of experts information regarding Pierre Fabre's [...***...] Forest shall provide such expert or panel of experts such additional information used by Forest in [...***...] as is necessary to use the information regarding [...***...] The expert or panel of experts shall review such information provided by Forest and Pierre Fabre, use such information in [...***...] and provide the parties with the result of such calculation for use in the Canadian Payment within 30 days from the selection of the expert or the last expert on the panel, as applicable. The parties acknowledge that in no event shall the panel share any information regarding Pierre Fabre's [...***...] with Forest and Cypress. Forest and Pierre Fabre shall each pay 50% of the costs of engaging the expert or panel of experts under this Section 3.3. Forest may, at its option upon written notice to Pierre Fabre, pay the Canadian Payment either in a lump sum payment based on the net present value of the Canadian Payment as of the date of such payment (calculated at the applicable LIBOR rate of interest as reported in The Wall Street Journal (absent any error) on the date of the determination of the Canadian Payment pursuant to this Section 3.3) or in payments made on a quarterly basis over no more than five years, as designated by Forest. Forest will notify Cypress of such payments made by Forest to Pierre Fabre.

        3.4    Royalty from Forest to Pierre Fabre; Sharing of Royalty with Cypress.

          (a)   If, during the Exclusive Period (as defined in the Collaboration Agreement), Forest or any of its Affiliates (as defined in the Collaboration Agreement), licensees, or sub-licensees markets or sells any product (other than (i) Licensed Product, as defined in the Collaboration Agreement, (ii) SNRI product, as defined in the License Agreement, which shall be subject to Section 3.5 or 3.7 of this Agreement, as applicable, or (iii) Forest Product, as defined in the License Agreement, which shall be subject to Section 5.4(c) of the Collaboration Agreement) for FMS (as defined in the Collaboration Agreement) in the Licensed Territory using any Information developed or generated, or disclosed by Cypress to Forest, in the course of performance of the Collaboration Agreement, Forest will pay Pierre Fabre a royalty of [...***...] on net sales of such product; provided that such amount may be reduced by written agreement of Pierre Fabre and Forest to account for any royalty payments that Forest or its licensees must make to any third parties with respect to such product. Such royalty shall be payable for the Exclusive Period, but in any event, the payment term shall not be less than [...***...], and the payment terms of Section 10 of the Collaboration Agreement shall apply with respect to such royalty. This Section 3.4(a) shall not restrict Forest from conducting clinical trials in FMS of any product being developed by Forest for neuropathic pain indications as of the Effective Date, including, without limitation, the compounds [...***...] if such clinical trials in FMS are required by the FDA for the NDA submission for such product, and no royalty shall be payable pursuant to this Section with respect to such product.

          (b)   Cypress shall pay to Pierre Fabre [...***...] of any royalty payment received by Cypress from Forest under Section 5.4(b) of the Collaboration Agreement within 15 days following the receipt of such payment from Forest (or will direct Forest to deduct such amount from the royalty payment otherwise due to Cypress under Section 5.4(b) of the Collaboration Agreement and pay such amount directly to Pierre Fabre).

        3.5    Royalty to Pierre Fabre on New Product; Right of First Negotiation to Supply Bulk API for New Product.

          (a)   Notwithstanding Section 3.7 of this Agreement, Forest or any of its Affiliates or sub-licensees may market and sell any product containing an analog of Milnacipran that is subject to the Collaboration Agreement, which product is an SNRI product (as defined in the License Agreement) (a "New Product"), in the Licensed Territory (as defined in the Collaboration Agreement) before the requirement under Section 3.7 expires in accordance with its terms (the "End Date"), subject to compliance with this Section 3.5.

          (b)   If, at any time before the End Date, Forest or any of its Affiliates or sub-licensees markets or sells any New Product in the Licensed Territory, then, from the time such New Product is first commercialized until the End Date, Forest will pay Pierre Fabre [...***...] (such royalty payment, the "New Product Royalty").

          (c)   If, at any time before the End Date, Forest or any of its Affiliates or sub-licensees plans to market or sell any New Product in the Licensed Territory, then Forest shall provide Pierre Fabre written notice [...***...] prior to the production of the first clinical batch of active pharmaceutical ingredient of such New Product (the "New Product Notice") and hereby grants Pierre Fabre a first right to negotiate an agreement with Forest and Cypress (the "New Supply Agreement") to supply the active pharmaceutical ingredient contained in such New Product ("New Product API"). Such right of first negotiation shall also apply to industrial development and scale-up of the manufacturing process with respect to New Product API if Forest decides to contract with a third party with respect to such activities rather than to conduct such activities itself or through one of its Affiliates. Upon Pierre Fabre's request, provided in writing to Forest and Cypress within 30 days after the date of the New Product Notice, Forest and Cypress shall enter into good faith negotiations with Pierre Fabre regarding the New Supply Agreement. If Pierre Fabre does not provide such notice of its interest in obtaining such right within 30 days from the date of the New Product Notice, then Forest and Cypress shall be free to negotiate and enter into an agreement to purchase New Product API from any other person or entity. In the event that Pierre Fabre provides such notice of its interest in entering into the New Supply Agreement within 30 days after receipt of the New Product Notice, Pierre Fabre, Cypress and Forest shall negotiate the New Supply Agreement in good faith for up to 60 days from the date of the written notice from Pierre Fabre (the "Negotiation Period"). Cypress, Forest and Pierre Fabre agree that the general commercial terms and conditions of the Supply Agreement shall be used as a model of commercially reasonable terms when negotiating the New Supply Agreement. If Cypress, Forest and Pierre Fabre fail to enter into the New Supply Agreement within the Negotiation Period despite good faith efforts to reach agreement, then Cypress and Forest shall be free to negotiate and enter into an agreement to purchase New Product API from any other person or entity; provided, however, that if the proposed supply agreement with such other person or entity provides for principal economic terms (including, without limitation, transfer price and supply term, assuming comparable quality and quantity) that are more favorable to such other person or entity than those principal economic terms last proposed by Cypress and Forest to Pierre Fabre, Forest will first give Pierre Fabre written notice of such more favorable terms and Pierre Fabre shall have the first right to enter into a New Supply Agreement with Cypress and Forest on those terms set forth in such notice, which right Pierre Fabre may exercise upon written notice to Cypress and Forest provided within 15 days after the date of such notice from Forest. If Pierre Fabre does not exercise such right by providing such written notice within such 15-day period, then Cypress and Forest shall be free to enter into the proposed supply agreement with such other person or entity.

          (d)   In the event Pierre Fabre and Forest do not enter into the New Supply Agreement after negotiating in good faith to enter into the New Supply Agreement as contemplated under Section 3.5(c), then from the time such New Product is first commercialized until the End Date, Forest will pay Pierre Fabre [...***...] ("Additional New Product Payment").

          (e)   Cypress and Forest will share the amount of any New Product Royalty and any Additional New Product Payment paid by Forest to Pierre Fabre under Section 3.5(b) or Section 3.5(d), [...***...] and Forest may deduct an amount equal to Cypress' share of any such New Product Royalty or Additional New Product Payment paid by Forest to Pierre Fabre from royalty payments otherwise due from Forest to Cypress under Section 6.4(a) of the Collaboration Agreement; provided that such royalties will not be reduced by more than [...***...] in any quarter as a result of any such deduction.

          (f)    If a payment is made to Pierre Fabre with respect to any New Product, then no payment shall be due or payable to Pierre Fabre under Section 5.4(b) of the License Agreement on net sales of such New Product, notwithstanding anything to the contrary set forth in Section 5.4(b) of the License Agreement.

        3.6    Sharing with Forest of Payments Made by Pierre Fabre to Cypress.    Cypress will pay to Forest a share of the amount of any royalty paid to Cypress by Pierre Fabre on certain products for FMS in the Licensed Territory (as defined in the Collaboration Agreement) pursuant to Section 5.4(b) of the License Agreement, based on [...***...] In addition, Cypress will pay to Forest [...***...]

        3.7    SNRI Products.    During the period from the Effective Date until the earlier of (i) the Date of First Commercial Sale of the first Generic Product (each as defined in the License Agreement) or (ii) the last day of the License Term (as defined in the License Agreement), if any of Pierre Fabre, Cypress or Forest (or any Affiliate, licensee or sub-licensee of such party with respect to an SNRI product) wishes to develop any SNRI product (as defined in the License Agreement), including, without limitation, the [...***...] Milnacipran [...***...] (the "Pierre Fabre [...***...]") and any New

Product (subject to Section 3.7(d)), but excluding Licensed Product (as defined in the License Agreement), for use in the Licensed Territory, such party shall be subject to the following:

          (a)   It shall not study, develop, register, use, distribute, offer for sale, sell, have sold or import such SNRI product for any of the indications of FMS, chronic fatigue syndrome, attention deficit/hyperactivity disorder, visceral pain syndromes, functional somatic syndromes, cognitive dysfunction (to the extent not associated with depression), sleep disorders (to the extent not associated with depression), irritable bowel syndrome, chronic lower back pain, chronic pelvic pain, interstitial cystitis, non-cardiac chest pain, neuropathic pain, temporomandibular joint disorder, atypical face pain, tension headaches, multiple chemical sensitivities, chronic pain associated with drug or radiation therapy or other chronic pain indications (the "Milnacipran Indications") for which Licensed Product has received regulatory approval or is in active development anywhere in the Licensed Territory during the License Term (as defined in the License Agreement).

          (b)   Subject to Section 3.7(a), it shall not launch such SNRI product in any country within the Licensed Territory for any indication until [...***...] following the Date of First Commercial Sale of the Licensed Product within each such country; provided that such restriction shall not prevent the launch of such SNRI product at any time after [...***...] In addition, upon launch of any SNRI product in accordance with this Section 3.7(b), such party shall use commercially reasonable efforts to prevent any use of such SNRI product in any Milnacipran Indication.

          (c)   If such SNRI product is launched in any country within the Licensed Territory for any indication other than a Milnacipran Indication in accordance with Section 3.7(b), and if such SNRI product is prescribed based on a primary diagnosis of a Milnacipran Indication for which Licensed Product has received regulatory approval, the provisions of this Section 3.7(c) shall apply:

              (i)  The party selling the SNRI product (the "Reimbursing Party") will reimburse each other party (each a "Reimbursed Party") for the economic benefit that the Reimbursed Party would have realized had such sales of the SNRI product for use in the Milnacipran Indication been sales of Licensed Product instead of the SNRI product as determined in accordance with this Section 3.7(c); provided, however, that no such reimbursement shall be made to any party to the extent such party has an economic interest in sales of such SNRI product other than by virtue of this Section 3.7(c). Such economic benefit shall be calculated based on, and to the extent of prescriptions for the SNRI product reflecting a primary diagnosis of a Milnacipran Indication. Such economic benefit shall be calculated to be (A) if the Reimbursed Party's interest consists of royalties from, or sales of active pharmaceutical ingredient to, another party hereto, the amount of such royalties which such party would have otherwise received, or the sales price it would have otherwise received from such sales of active pharmaceutical ingredient less direct manufacturing costs, and (B) if such Reimbursed Party's interest consists, directly or indirectly through a licensee or Affiliate, of the marketing of a finished pharmaceutical product, the net sales of such finished pharmaceutical product (whether made by such party, an Affiliate or a licensee which is not another party hereto or an Affiliate of any such party), less the cost of goods and distribution costs related to such net sales; provided that in no event shall the economic benefit to be reimbursed to the Reimbursed Party exceed the economic benefit of the Reimbursing Party (including the economic benefit to any licensee of such party which is not a party hereto or an Affiliate of a party hereto) derived from the SNRI product in question, with such economic benefit to be calculated in the same manner as described above. If, due to the applicability of the proviso at the end of the immediately preceding sentence, the actual amount to be reimbursed to the Reimbursed Parties under this Section 3.7(c) is less than the actual economic benefit to the Reimbursed Parties that would have been realized had such sales of the SNRI product for use in the Milnacipran Indication been sales of Licensed Product instead of the SNRI product, then the amount to be reimbursed to the Reimbursed Parties will be shared by the Reimbursed Parties in proportion to the actual economic benefit that each such Reimbursed Party lost.

             (ii)  In the event that any Reimbursed Party believes that it is entitled to reimbursement under this Section 3.7(c), it will provide the Reimbursing Party written notice claiming reimbursement from the Reimbursing Party under this Section 3.7(c), specifying the amount of the reimbursement and supporting data regarding the number of prescriptions for use of the SNRI product based on a primary diagnosis for an applicable Milnacipran Indication, as reported by an appropriate data service such as National Disease and Therapeutic Index (NDTI) or Verispan Physician Drug and Diagnosis Audit, which was used to calculate the amount of the reimbursement (the "Report"). If possible, the Reimbursed Parties will attempt to coordinate their claims for reimbursement under this Section 3.7. The Reimbursing Party shall have up to 90 days after the date of such notice (the "Review Period") to review the information provided in the notice from the Reimbursed Party. In the event that the Reimbursing Party agrees with the amount of the reimbursement, it shall promptly reimburse the Reimbursed Party for such amount. The Reimbursing Party may, at any time during the Review Period, provide written notice to the Reimbursed Party that it wishes to have an independent third party market research firm conduct market research designed to collect accurate information regarding the primary diagnosis that led to the prescription for the SNRI product. The Reimbursing Party and Reimbursed Party will mutually agree on the identity of the market research firm and the design of the market research plan. The Reimbursing Party will bear the cost of conducting such market research unless the results of such market research reflect that the actual number of primary diagnoses that led to the prescription for the SNRI products exceeded such number in the data originally provided by the Reimbursed Party by more than 5%, in which case the Reimbursed Party shall bear such cost. If the Reimbursing Party and the Reimbursed Party cannot agree on these matters within 90 days after notice from the Reimbursing Party requesting such market research be conducted, then either party may request dispute resolution using an expert or panel of experts according to the procedure described in Section 3.3. Without limiting the foregoing, the parties agree that, if a Reimbursed Party does not agree to disclose its direct manufacturing costs, the procedures set forth in Section 3.3 will govern in respect to such costs.

           (iii)  Instead of the Reimbursed Party using data from a data service as provided above, the Reimbursed Party may provide the Report and written notice to the Reimbursing Party that it wishes to have an independent third party market research firm conduct market research as the basis for determining the amount of the reimbursement, in which case the design of such market research will be subject to mutual agreement by the Reimbursing Party and the Reimbursed Party and the Reimbursed Party will bear the cost of conducting the market research.

            (iv)  The results of any market research conducted pursuant to this Section 3.7(c) shall be binding on the Reimbursing Party and the Reimbursed Party for purposes of calculating the amount of the reimbursement.

          (d)   If Forest and/or Cypress elect to develop the New Product for any Milnacipran Indication, this Section 3.7 shall not apply to such New Product for use in any such Milnacipran Indication and instead the provisions of Section 3.5 shall govern with respect to such New Product for use in any such Milnacipran Indication.

          (e)   In consideration of Pierre Fabre agreeing to this Section 3.7, Cypress hereby grants to Pierre Fabre a royalty-free, fully-paid, non-exclusive, perpetual license, with the right to sub-license, under the Cypress Patents entitled [...***...] to develop, register, use, distribute, sell, offer for sale and have sold the Pierre Fabre [...***...] in the Licensed Territory for use solely in depression, anxiety, panic and social phobia (but in no event for any other use, including, without limitation, for any Milnacipran Indication).

4.     FORMULATIONS

        4.1    Grant to Pierre Fabre of License to Forest Formulations.    Cypress and Pierre Fabre agree that the sub-licensegranted to Forest under Section 2.1 of the Collaboration Agreement provides Forest with the right to develop and commercialize its own new formulations of Licensed Product. In the event Forest decides to develop and commercialize any new formulation of Licensed Product ("Forest Formulation"), rather than the IR Formulation or SR Formulation (as defined the Licensed Agreement), Forest will then notify Pierre Fabre and Cypress of such Forest Formulation and Forest will grant to Pierre Fabre a perpetual, royalty-free, exclusive license, with the right to sub-license, under the applicable patents and patent applications owned by Forest or its Affiliates (as defined in the Collaboration Agreement) claiming such Forest Formulation, to develop, register, manufacture, use, distribute, sell, offer for sale, have sold and import such Forest Formulation in the Rest of the World (as defined in the License Agreement). The parties acknowledge and agree that Forest Formulation expressly excludes any Cypress Formulation (as defined in the Collaboration Agreement).

5.     FOREST AND CYPRESS OBLIGATIONS

        5.1    Promotion, Marketing and Sales Effort.

          (a)   Forest agrees with Pierre Fabre to comply with Section 3.5(c) of the Collaboration Agreement. If the Supply Agreement and the License Agreement terminate as to Cypress but remain in place between Forest and Pierre Fabre, then this Section 5.1, including Section 3.5(c) of the Collaboration Agreement referred to herein, shall survive any termination of the Collaboration Agreement as to Forest if and for so long as the Supply Agreement and the License Agreement remain in place between Forest and Pierre Fabre.

          (b)   Cypress shall perform, or shall cause its sub-licensee to perform, for the benefit of Pierre Fabre, the promotion, marketing and sales efforts set forth in Section 3.5(c) of the Collaboration Agreement, as though such section were set forth herein and "Cypress or its permitted sub-licensee" were substituted for "Forest" therein. The obligations of Cypress pursuant to the immediately preceding sentence shall survive the termination of this Agreement and the Collaboration Agreement, but shall terminate immediately upon the termination of the License Agreement as to Cypress. In the event Cypress exercises the Promotion Right (as defined in Section 3.5(c) of the Collaboration Agreement), the foregoing obligation of Cypress includes the minimum percentage of the aggregate number of detailing calls to be made by the Cypress Sales Force (as defined in the Collaboration Agreement) in the applicable fiscal year, which obligation shall not apply to Forest.

        5.2    Forest Negotiation with Cypress and Pierre Fabre.    Forest shall negotiate in good faith with Cypress and Pierre Fabre with regard to the matters described in Section 5.4(c) of the Collaboration Agreement and Section 5.4(c) of the License Agreement.

        6.    TERM.    The term of this Agreement shall commence on the Effective Date and continue until the earlier of (i) the termination of the Supply Agreement and the License Agreement; provided, however, that if, upon termination of the Supply Agreement and the License Agreement, such agreements remain in place between Pierre Fabre and Forest, this Agreement shall terminate only as to Cypress, or (ii) upon receipt by Pierre Fabre of written notification from Cypress and Forest of the termination of the Collaboration Agreement (the "Term").

7.     RECOGNITION

        7.1    Acknowledgement.    Pierre Fabre hereby acknowledges the execution of the Collaboration Agreement and acknowledges that as of the Effective Date, all rights of Pierre Fabre under Section 2.1(b) the License Agreement to negotiate for rights to develop, register, market or sell Licensed Product in the Licensed Territory have either been satisfied or waived.

        7.2    Representation.    Pierre Fabre hereby represents and warrants, as of the Effective Date, that each of the License Agreement, Supply Agreement and Trademark Agreement constitute legal and validly binding obligations of Pierre Fabre, and are in full force and effect and enforceable in accordance with their respective terms, and that, to its knowledge, no event has occurred which would give Pierre Fabre the right to terminate or limit any of such agreements or to seek damages or other legal or equitable remedies with respect thereto.

        7.3    Recognition.

          (a)   Notwithstanding anything to the contrary set forth in any of the License Agreement, Supply Agreement or Trademark Agreement, Pierre Fabre acknowledges and agrees that Forest is an intended third party beneficiary of each of such agreements with full rights to enforce the provisions thereof to the extent related to the Licensed Territory as if it were the original licensee or purchasing party thereto. Without limiting the generality of the foregoing, Forest shall be entitled to directly enforce the provisions of the License Agreement, Supply Agreement and Trademark Agreement which provide for the licenses of intellectual property, the supply of Bulk API, representations and warranties of Pierre Fabre, confidentiality, indemnifications provided by Pierre Fabre and requirements for the delivery of information and data by Pierre Fabre, in each case to the extent related to the Licensed Territory and as if such obligations provided by their specific terms for enforceability directly by Forest. Pierre Fabre agrees to provide Forest with contemporaneous copies of all information and notices which Pierre Fabre provides or is required to provide to Cypress under such agreements to the extent related to the Licensed Territory and, in particular, without limiting the generality of the foregoing, to provide Forest with notices to be provided to Cypress under Exhibit C of the License Agreement by the time such notices are to be provided to Cypress under such Exhibit C.

          (b)   Notwithstanding anything to the contrary set forth in the Collaboration Agreement, Forest acknowledges and agrees that Pierre Fabre is an intended third party beneficiary of such agreement with full right to enforce the provisions thereof to the extent related to the interest of Pierre Fabre as such interest is defined by the License Agreement, Supply Agreement or Trademark Agreement (the "Interest"). Without limiting the generality of the foregoing, Pierre Fabre shall be entitled to directly enforce the provisions of the Collaboration Agreement which provide for development, registration, sales and marketing efforts of Forest, representations and warranties of Forest, confidentiality, indemnifications provided by Forest and requirements for the delivery of information and data by Forest, in each case to the extent related to Pierre Fabre's Interest as if such obligations provided by their specific terms for enforceability directly by Pierre Fabre. Forest agrees to provide Pierre Fabre with contemporaneous copies of all information and notices which Forest provides or is required to provide to Cypress under the Collaboration Agreement to the extent related to Pierre Fabre's Interest.

        7.4    Amendments.

          (a)   Cypress and Forest agree, without limitation of any of Pierre Fabre's rights under Section 7.3(b), that any amendment to any of Sections 2.5, 2.6, 3.5(c), 5.3, 5.4(b) and 5.4(c) of the Collaboration Agreement or any of the definitions in the Collaboration Agreement referenced in this Agreement shall require the written consent of Pierre Fabre, which shall not be unreasonably withheld in the event such amendment would not adversely affect Pierre Fabre's Interest.

          (b)   Cypress and Pierre Fabre agree that any amendment to any provision of the License Agreement, Supply Agreement or Trademark Agreement that would adversely affect Forest's interest therein as such interest is defined by the Collaboration Agreement shall require the written consent of Forest.

        7.5    Survival of Agreements.    Any rights granted by Pierre Fabre to Forest hereunder or under the License Agreement, Supply Agreement or Trademark Agreement by reason of the Collaboration Agreement shall survive any termination of such agreements for any reason, excepting only a termination as a result of which Forest no longer possess rights to manufacture, market and distribute Licensed Product for distribution in the Licensed Territory, and shall become direct rights and obligations between Forest and Pierre Fabre, subject to the respective terms of such agreements, including, without limitation, the conditions for establishing a direct contractual relationship between Pierre Fabre and Forest.

        7.6    Appointment of Forest Laboratories, Inc.    Forest shall designate and appoint Forest Parent to perform all development, registration, distribution and marketing obligations of Forest in the Licensed Territory arising under the Collaboration Agreement (and, if Forest becomes a direct party thereto or a licensee thereunder, under the License Agreement, Supply Agreement or Trademark Agreement) and agrees to cause representatives of Forest Parent to participate as representatives in all committees or working groups which may be established from time to time under any of such agreements to the extent of Forest's rights to participate in any such committees or working groups.

8.     GENERAL PROVISIONS.

        8.1    Dispute Resolution.    If the parties are unable to decide or resolve any issue arising under this Agreement, except as expressly contemplated in Section 3.3, the issue shall be referred to the Chief Executive Officers of Pierre Fabre, Cypress and Forest (or any Affiliate of Forest that is primarily responsible for the activities of Forest under the Collaboration Agreement, as directed by Forest). Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within 30 days of commencing such negotiations, the matter shall be resolved by arbitration as provided in Section 8.2.

        8.2    Arbitration.

          (a)   In the event of a dispute arising in connection with this Agreement, except as expressly contemplated in Section 3.3, such dispute shall be finally settled under the Rules of Conciliation and Arbitration (the "Rules") of the International Chamber of Commerce (the "ICC") by three arbitrators. Unless the parties otherwise agree in writing, the arbitration proceeding shall be conducted and the arbitrators shall be appointed in accordance with the Rules then in effect, subject to the procedures described in this Section 8.2.

          (b)   Any such arbitration proceeding shall commence by the delivery by one party (the "Claimant") of a written notice requesting arbitration (the "Request") to the other party or parties (each, a "Respondent"). The arbitration proceedings shall take place in Toronto, Canada at the place mutually agreed upon by the parties. Arbitration will be conducted in the English language.

          (c)   The Claimant shall appoint an arbitrator in the Request, and the Respondent(s) shall appoint an arbitrator in its formal response to the Request (the "Answer"). If a party fails to appoint an arbitrator or the Respondent(s) fails to file its Answer within the time specified by the Rules, the ICC will make the appointment. If only two of the parties are involved in such arbitration, then (i) as soon as practicable after the date on which both of the first two arbitrators have been appointed, but in any event within 30 days, the two arbitrators will appoint the third arbitrator; (ii) if within such 30-day period the first two arbitrators shall not have agreed on the appointment of the third arbitrator, then the third arbitrator will be appointed by the ICC in accordance with the Rules; and (iii) the third arbitrator will serve as chair of the tribunal. If all three of the parties are involved in such arbitration, then (i) as soon as practicable after the date on which all three of the arbitrators have been appointed, but in any event within 30 days, the three arbitrators will appoint two additional arbitrators; (ii) if within such 30-day period the three arbitrators shall not have agreed on the appointment of the two additional arbitrators, then the two additional arbitrators will be appointed by the ICC in accordance with the Rules; and (iii) the two additional arbitrators will serve as co-chairs of the tribunal. The arbitration proceeding shall be completed within 90 days after selection of the final arbitrator (subject to extension as determined by the arbitrators).

          (d)   The arbitrators shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in the State of New York or any other court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

          (e)   Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the arbitrators.

          (f)    Unless the parties otherwise agree in writing, during the period of time than any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

          (g)   Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

        8.3    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding its conflicts of laws principles.

        8.4    Modification.    This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by all the parties to this Agreement. To the extent a party has no interest in any such modification or supplement, such party shall act in good faith in agreeing to such modification or supplement.

        8.5    Relationship Among the Parties.    The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship among the parties. No party is a legal representative of any other party, and no party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of any other party for any purpose whatsoever.

        8.6    Non-Waiver.    The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

        8.7    Assignment.    The parties may assign this Agreement under the same circumstances as permitted for assignment of the License Agreement, the Trademark Agreement, the Supply Agreement and the Collaboration Agreement.

        8.8    No Third Party Beneficiaries.    This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

        8.9    Severability.    If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

        8.10    Notices.    Any notice to be given under this Agreement must be in writing and delivered as described in the License Agreement if to Cypress or Pierre Fabre and as described in the Collaboration Agreement if to Forest.

        8.11    Legal Fees.    If any party to this Agreement resorts to any legal action or arbitration in connection with this Agreement, subject to Section 8.2(e), the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result.

        8.12    Interpretation.

          (a)    Captions & Headings.    The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

          (b)    Singular & Plural.    All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

          (c)    Articles, Sections & Subsections.    Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

          (d)    Days.    All references to days in this Agreement shall mean calendar days, unless otherwise specified.

          (e)    Ambiguities.    Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

          (f)    Net Sales.    "Net sales" as used in this Agreement shall be calculated in the same manner as Net Sales is calculated under the Collaboration Agreement.

        8.13    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

        8.14    Letter Agreement Control.    In the event of a conflict between any terms and conditions of this Agreement, on one hand, and the License Agreement, Supply Agreement, Trademark Agreement

and Collaboration Agreement on the other hand, this Agreement shall control with respect to any and the applicable terms and conditions contained herein.

        8.15    Affirmation.    The parties acknowledge and agree that Section 2.1(e) of the License Agreement remains in full force and effect, and, accordingly, nothing contained in this Agreement is intended to limit the rights and obligations of Cypress and Pierre Fabre under the License Agreement, Trademark Agreement and the Supply Agreement.

        8.16    Certain Matters Regarding the Collaboration Agreement.    Cypress and Forest hereby represent and warrant to Pierre Fabre that a true, accurate and complete copy of the Collaboration Agreement has been delivered to Pierre Fabre. Cypress and Forest agree to promptly provide to Pierre Fabre copies of any and all amendments, waivers, default notices and restatements executed and delivered in connection with the Collaboration Agreement. In addition, Cypress and Forest agree that the rights and authority of the Joint Development Committee under the Collaboration Agreement do not supercede the rights and authority of the Steering Committee under the License Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

FOREST LABORATORIES IRELAND LIMITED		CYPRESS BIOSCIENCE, INC.
By:	/s/ RAYMOND STAFFORD	By:	/s/ JAY KRANZLER
Name:	Raymond Stafford	Name:	Dr. Jay Kranzler
Title:	Chief Executive Officer	Title:	Chief Executive Officer
PIERRE FABRE MÉDICAMENT
By:	/s/ JEAN PIERRE COUZINIER
Name:	Jean Pierre Couzinier
Title:	Chief Operating Officer

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  Exhibit 10.28
LETTER AGREEMENT
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AGREEMENT